Exhibit 99.1

News Release

Ashland signs definitive agreement to sell performance adhesives business to Arkema for $1.65 billion
Upon completion of the sale, Ashland will be a focused additive and ingredients company with leadership positions in life sciences, personal care and coatings

WILMINGTON, Del., August 31, 2021 – Ashland Global Holdings Inc. (NYSE: ASH) announced today that its wholly owned subsidiary, Ashland LLC, has signed a definitive agreement to sell its performance adhesives business to Arkema in an all-cash transaction valued at approximately $1.65 billion or 20 times LTM EBITDA1. The transaction is expected to close by the end of calendar year 2021, subject to receipt of regulatory approvals and satisfaction of other customary closing conditions.

Ashland's performance adhesives business has a portfolio of products that are well positioned in the market and valuable technologies with differentiating performance for customers across a variety of applications and markets.

“Performance Adhesives is a high-quality business with a strong and dedicated team that has demonstrated consistent and exceptional financial performance over the years,” said Guillermo Novo, chairman and chief executive officer, Ashland. “I want to thank the leadership team and global employees for their dedication and commitment to Ashland and to our customers. I believe that Arkema will be a great owner of the business, creating value for customers and employees.”

Ashland expects net proceeds from the sale to total approximately $1.2 to $1.3  billion and the company will maintain strong capital allocation discipline using the proceeds to invest in the growth of core businesses as well as optimize its balance sheet and reward shareholders.

The company plans to hold an Investor Day later this year in which Novo and members of the executive team will present key business strategies and growth initiatives and outline expectations for Ashland's longer-term performance.

The transaction is driven by Ashland’s strategy to focus its resources on expanding its additive and ingredients portfolio which will be strongly aligned with long term environment, social and governance (ESG) drivers and with resilient high-quality consumer markets that value innovation.

“As we look to the future, we are excited about the quality of our additive and ingredients portfolio and our leadership position in the core markets we serve,” said Novo. “Our experience and innovation capabilities, together with a more ESG-aligned portfolio will provide exciting opportunities to create value for all of our stakeholders, especially our customers, employees and shareholders. As we execute our strategy to expand Ashland’s additive and ingredients leadership position, we will maintain capital allocation discipline and focus on our goals of driving profitable growth, margin expansion and improved free cash flow conversion.”

Citi is acting as financial advisor to Ashland. Cravath, Swaine & Moore LLP and Squire Patton Boggs LLP are acting as legal advisors to Ashland.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” should,” “plans” and “intends” and the negative of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its annual report to shareholders, quarterly reports and other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial condition and expected effects of the COVID-19 pandemic on Ashland’s business, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, statements about the sale of the performance adhesive business, including the expected timing for closing of the sale, and the use of proceeds therefrom and Ashland’s strategy and objectives for its remaining portfolio. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including any delay in the receipt of regulatory approvals for the sale of the performance adhesives business. The extent and duration of the COVID-19 pandemic on our business and operations is uncertain. Factors that will influence the impact on our business and operations include, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether because of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier specialty materials company with a conscious and proactive mindset for sustainability. The company serves customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 4,200 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit www.ashland.com and www.ashland.com/sustainability to learn more.

1 Based on EBITDA of $82 million for the performance adhesives business for the 12 months ended June 30,
2021. EBITDA represents operating income plus depreciation and amortization. EBITDA is a non-GAAP financial measure. See Ashland’s periodic reports on Form 10-K and 10-Q for reconciliations for the relevant periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations: Seth A. Mrozek +1 (302) 594-5010 samrozek@ashland.com	Media Relations: Carolmarie C. Brown +1 (302) 995-3158 ccbrown@ashland.com

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